Exhibit 8

POWER OF ATTORNEY

ProFrac Holdings, LLC (“ProFrac Holdings”), organized and existing under the laws of the State of Texas, having its address at 17018 IH 20, Cisco, TX 76437, represented by Dan Wilks, Manager, hereby authorizes Matt Wilks to represent ProFrac Holdings to execute and file on ProFrac Holdings’ behalf all SEC forms (including any amendments thereto) that ProFrac Holdings may be required to file with the United States Securities and Exchange Commission and any other actions in connection with the above, as a result of ProFrac Holdings’ position with, or ownership of, or transactions in securities by or on behalf of ProFrac Holdings or its subsidiary ProFrac Holdings II, LLC (“ProFrac Holdings II”) with Flotek Industries, Inc. The authority of such individual under this Statement shall continue for as long as ProFrac Holdings and/or ProFrac Holdings II are required to file such forms, unless earlier terminated by my delivery of a written revocation of this authorization to ProFrac Holdings.

I hereby acknowledge that such individual is not assuming any of ProFrac Holdings’ responsibilities to comply with any of the requirements of the Securities Exchange Act of 1934, as amended.

Dated: March 7, 2022

ProFrac Holdings, LLC

By:	/s/ Dan Wilks
Name: Dan Wilks
Title: Manager